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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                           Douglas & Lomason Company
                      ------------------------------------
                                (Name of Issuer)

                         Common Stock, $2.00 Par Value
                      ------------------------------------
                         (Title of Class of Securities)

                                   258777101
                                  -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages
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-----------------------                                  ---------------------
  CUSIP NO. 258777101                13G                   PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Acorn Fund

      36-2692100
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

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                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 5 pages
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Item 1(a)     Name of Issuer:  Douglas & Lomason Company

Item 1(b)     Address of Issuer's Principal Executive Offices:
                   24600 Hallwood Court
                   Farmington Hills, Michigan 48335

Item 2(a)     Name of Person Filing:
                   Acorn Investment Trust, Series designated Acorn Fund

Item 2(b)     Address of Principal Business Office:
                   227 West Monroe Street, Suite 3000
                   Chicago, Illinois 60606

Item 2(c)     Citizenship:
                   The filing person is a Massachusetts business trust.

Item 2(d)     Title of Class of Securities:
                   Common Stock, $2.00 Par Value

Item 2(e)     CUSIP Number:  258777101

Item 3        Type of Person:
                   (d) Investment company registered under section 8 of the Investment Company Act

Item 4        Ownership (at December 31, 1996):

                   (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                        none

                   (b)  Percent of class:  0%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                none
                        (ii)    shared power to vote or to direct the vote:
                                none
                        (iii) sole power to dispose or to direct the disposition of: none
                        (iv)    shared power to dispose or to direct
                                disposition of:  none


                               Page 3 of 5 pages
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Item 5        Ownership of Five Percent or Less of a Class:
              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (x).

Item 6        Ownership of More Than Five Percent on behalf of Another Person:
              Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
              Not applicable

Item 8        Identification and Classification of Members of the Group:
              Not applicable

Item 9        Notice of Dissolution of Group:
              Not applicable

Item 10       Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 4 of 5 pages
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                                   Signature

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997                ACORN INVESTMENT TRUST,
                                        SERIES DESIGNATED ACORN FUND

                                        By:/s/ Bruce H. Lauer
                                        ------------------------------------
                                               Bruce H. Lauer
                                               Vice President and Treasurer

                               Page 5 of 5 pages